Exhibit 99.1

TICC Announces Results of Operations for the Quarter Ended June 30, 2012

and Quarterly Distribution of $0.29 per share

GREENWICH, CT – 07/30/2012 – TICC Capital Corp. (NasdaqGS: TICC) announced today its financial results for the quarter ended June 30, 2012 and a distribution of $0.29 per share for the third quarter of 2012.

HIGHLIGHTS

•	Total investment income for the second quarter of 2012 amounted to approximately $20.5 million, up approximately 38.8% from the first quarter of 2012 due in part to a one-time fee of approximately $3.4 million associated with our investment in American Integration Technologies, LLC (“AIT”), as well as greater interest income and distribution income from our securitization vehicle investments.

•	For the quarter ended June 30, 2012, we recorded net investment income of approximately $15.0 million, or approximately $0.40 per share. Excluding the impact of a capital gains incentive fee accrual reduction, our core net investment income(1) was approximately $13.9 million, or approximately $0.37 per share which includes approximately $0.09 per share associated with the AIT fee. We also recorded net unrealized depreciation of approximately $7.3 million and net realized capital gains of approximately $1.5 million. In total, we had a net increase in net assets resulting from operations of approximately $9.3 million or $0.25 per share for the second quarter.

o	As of the end of the second quarter of 2012 there were no loans on non-accrual status.

o	Our weighted average credit rating on a fair value basis was 2.1 at the end of the second quarter of 2012 (compared to 2.1 at the end of the first quarter of 2012).

•	Operating expenses before the capital gains incentive fee for the quarter ended June 30, 2012 were approximately $6.6 million, which was up from the first quarter of 2012 by approximately $1.1 million due largely to a higher net investment income incentive fee.

•	The reported capital gains incentive fee expense decreased by approximately $1,155,000 for the quarter ended June 30, 2012. The capital gains incentive fee expense, as reported under generally accepted accounting principles, is calculated on the basis of net realized and unrealized gains and losses at the end of each period. The expense related to the hypothetical liquidation of the portfolio (and assuming no other changes in realized or unrealized gains and losses) would only become payable to our investment adviser in the event of a complete liquidation of our portfolio as of period end and the termination of the Investment Advisory Agreement (the "Agreement") on such date. The $1.0 million capital gains incentive fee accrual as of June 30, 2012 relates entirely to this hypothetical liquidation calculation.

The amount of the capital gains incentive fee which will actually be payable is determined in accordance with the terms of the Agreement and is calculated as of the end of each calendar year (or upon termination of the Agreement). The terms of the Agreement state that the capital gains incentive fee calculation is based on net realized gains, if any, offset by gross unrealized depreciation for the calendar year. No effect is given to gross unrealized appreciation in this calculation.

•	Our Board of Directors has declared a distribution of $0.29 per share for the third quarter of 2012.
o	Payable Date: September 28, 2012
o	Record Date: September 14, 2012

•	During the second quarter of 2012, we deployed approximately $62.1 million in additional investments. For the same period, we received proceeds of approximately $68.7 million from repayments, sales and amortization payments on our debt investments.

•	At June 30, 2012, the weighted average yield of our debt investments was approximately 11.2%, compared with 11.6% at March 31, 2012.

•	At June 30, 2012, net asset value per share was $9.47 compared with the net asset value per share at March 31, 2012 of $9.50.

(1) Supplemental Information Regarding Core Net Investment Income and Core Net Increase in Net Assets Resulting from Operations

On a supplemental basis, we provide information relating to core net investment income and core net increase in net assets resulting from operations, non-GAAP measures. These measures are provided in addition to, but not a substitute for, net investment income and net increase in net assets resulting from operations. Core net investment income represents net investment income excluding our capital gains incentive fee. Core net increase in net assets resulting from operations represents net increase in net assets resulting from operations excluding the capital gains incentive fee. As the capital gains incentive fee is based on a hypothetical event that did not occur, we believe that core net investment income and core net increase in net assets resulting from operations are useful indicators of non- hypothetical transactions during this period.

The following table provides a reconciliation of net investment income to core net investment income (for the three and six months ended June 30, 2012):

	Three Months Ended June 30, 2012		Six Months Ended June 30, 2012
	Amount	Per Share Amounts	Amount	Per Share Amounts
Net investment income	$15,037,476	$0.40	$23,191,996	$0.65
Capital gains incentive fee	(1,155,520)	(0.03)	(89,857)	0.00
Core net investment income	$13,881,956	$0.37	$23,102,139	$0.65

We will host a conference call to discuss our second quarter results on Tuesday, July 31 at 8:30 AM ET. Please call 1-877-317-6789 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 1-877-344-7529, and the replay passcode is 10016857.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2011, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(Unaudited)

	June 30, 2012	December 31, 2011

ASSETS

Non-affiliated/non-control investments (cost: $418,687,526 @ 6/30/12; $372,091,255 @ 12/31/11)	$422,775,500	$375,793,839
Control investments (cost: $17,221,653 @ 6/30/12; $17,434,371 @ 12/31/11)	16,450,000	15,675,000
Total investments at fair value	439,225,500	391,468,839
Cash and cash equivalents	10,868,065	4,494,793
Restricted cash	13,790,934	23,183,698
Deferred debt issuance costs	2,745,029	2,895,873
Interest and distributions receivable.	3,391,403	1,837,882
Other assets	126,627	238,485
Total assets	$470,147,558	$424,119,570
LIABILITIES
Notes payable, net of discount	$99,802,771	$99,710,826
Accrued interest payable	511,730	1,076,113
Investment advisory fee payable to affiliate.	4,614,814	2,895,799
Accrued capital gains incentive fee to affiliate	1,018,892	1,108,749
Securities purchased not settled	5,542,583	13,352,500
Accrued expenses	602,118	873,592
Total liabilities	112,092,908	119,017,579

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 37,806,232 and
32,818,428 issued and outstanding, respectively	378,062	328,184
Capital in excess of par value	424,015,323	376,991,540
Net unrealized appreciation on investments	3,316,321	1,943,213
Accumulated net realized losses on investments	(68,529,970)	(70,308,108)
Distributions in excess of investment income	(1,125,086)	(3,852,838)
Total net assets	358,054,650	305,101,991
Total liabilities and net assets	$470,147,558	$424,119,570
Net asset value per common share	$9.47	$9.30

TICC CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011

INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$9,540,030	$6,896,080	$18,250,282	$13,762,724
Distributions from securitization vehicles and equity investments	6,406,175	3,554,407	11,955,822	5,883,257
Commitment, amendment fee income and other income	4,138,857	286,918	4,246,212	446,019
Total investment income from non-affiliated/non-control investments	20,085,062	10,737,405	34,452,316	20,092,000
From control investments:
Interest income - debt investments	378,258	396,892	758,609	802,422
Total investment income	20,463,320	11,134,297	35,210,925	20,894,422
EXPENSES
Compensation expense	279,354	257,788	549,688	495,852
Investment advisory fees	2,450,664	1,661,673	4,594,021	3,276,116
Professional fees	436,210	167,942	1,227,037	461,214
Interest expense and other debt financing expenses	816,304	-	1,653,081	-
General and administrative	434,682	355,859	727,479	574,743
Total expenses before incentive fees	4,417,214	2,443,262	8,751,306	4,807,925
Net investment income incentive fees	2,164,150	610,441	3,357,480	988,551
Capital gains incentive fees	(1,155,520)	(1,442,843)	(89,857)	5,026,486
Total incentive fees	1,008,630	(832,402)	3,267,623	6,015,037
Total expenses	5,425,844	1,610,860	12,018,929	10,822,962
Net investment income	15,037,476	9,523,437	23,191,996	10,071,460
Net change in unrealized (depreciation) appreciation on investments	(7,261,959)	(6,053,718)	1,373,108	3,062,480
Net realized gains on investments	1,484,357	734,927	1,778,138	2,630,348
Net increase in net assets resulting from operations	$9,259,874	$4,204,646	$26,343,242	$15,764,288

Net increase in net assets resulting from net investment income per common share:
Basic and diluted	$0.40	$0.29	$0.65	$0.31
Net increase in net assets resulting from operations per
common share:
Basic and diluted	$0.25	$0.13	$0.74	$0.49
Weighted average shares of common stock outstanding:
Basic and diluted	37,755,905	32,387,993	35,583,102	32,151,738

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended June 30, 2012 (unaudited)	Three Months Ended June 30, 2011 (unaudited)	Six Months Ended June 30, 2012 (unaudited)	Six Months Ended June 30, 2011 (unaudited)

Per Share Data
Net asset value at beginning of period	$9.50	$9.97	$9.30	$9.85

Net investment income(1)	0.40	0.29	0.65	0.31
Net realized and unrealized capital gains(2)	(0.16)	(0.16)	0.07	0.18

Total from net investment operations	0.24	0.13	0.72	0.49

Distributions per share from net investment income	(0.27)	(0.25)	(0.54)	(0.49)

Distributions based on weighted average share impact	-	-	(0.03)	-

Distributions from net realized capital gains	-	-	-	-

Tax return of capital distributions	-	-	-	-

Total distributions(3)	(0.27)	(0.25)	(0.57)	(0.49)

Effect of shares issued, net of offering expenses	-	-	0.02	-

Net asset value at end of period	$9.47	$9.85	$9.47	$9.85

Per share market value at beginning of period	$9.74	$10.87	$8.65	$11.21
Per share market value at end of period	$9.69	$9.60	$9.69	$9.60
Total return(4)	2.26%	(9.38%)	18.34%	(10.19%)
Shares outstanding at end of period	37,806,232	32,671,485	37,806,232	32,671,485
Ratios/Supplemental Data
Net assets at end of period (000’s)	358,055	321,776	358,055	321,776
Average net assets (000’s)	356,762	321,805	336,458	318,218
Ratio of expenses to average net assets:
Expenses before incentive fees(5)	4.95%	3.03%	5.20%	3.02%
Net investment income incentive fees(5)	2.43%	0.76%	1.99%	0.62%
Capital gains incentive fees(5)	(1.30)%	(1.79)%	(0.05%)	3.16%

Total ratio of expenses to average net assets(5)	6.08%	2.00%	7.14%	6.80%

Ratio of expenses, excluding interest expense, to average net assets(5)	5.17%	2.00%	6.16%	6.80%

Ratio of net investment income to average net assets(5)	16.86%	11.84%	13.79%	6.33%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.
(2)	Net realized and unrealized capital gains include rounding adjustment to reconcile change in net asset value per share.
(3)	Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The tax character of distributions will be determined at the end of the fiscal year. However, if the character of such distributions were determined as of June 30, 2012, none of the distributions for 2012 would have been characterized as a tax return of capital to the Company’s stockholders; this tax return of capital may differ from the return of capital calculated with reference to net investment income for financial reporting purposes.
(4)	Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan. Total return is not annualized.
(5)	Annualized.

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established small and mid-size companies, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.